Exhibit 99.1

JOINT FILING AGREEMENT

This Statement is filed by PartnerRe Ltd. on its own behalf and on behalf of Partner Reinsurance Company, Ltd., Partner Reinsurance Company of the U.S. and PartnerRe Principal Finance Inc.

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees that the Statement to which this agreement is attached shall be filed by PartnerRe Ltd. on its own behalf and on behalf of each of Partner Reinsurance Company Ltd., Partner Reinsurance Company of the U.S.. and PartnerRe Principal Finance Inc. (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with such exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: May 27, 2015

PartnerRe Ltd.
By:	/s/ C. Marc Wetherhill
Name: C. Marc Wetherhill
Title: Chief Legal Counsel

Partner Reinsurance Company Ltd
By:	/s/ C. Marc Wetherhill
Name: C. Marc Wetherhill
Title: General Counsel & Chief Compliance Officer

Partner Reinsurance Company of the U.S
By:	/s/ Thomas L. Forsyth
Name: Thomas L. Forsyth
Title: EVP, General Counsel & Corporate Secretary

PartnerRe Principal Finance Inc.
By:	/s/ TK Khan
Name: TK Khan
Title: General Counsel